                                 EXHIBIT 12.1
           Registration Under The Securities Act of 1933 Section 2500
                       Ratio of Earnings to Fixed Charges


                               Sealy Corporation

               Computation of Ratio of Earnings to Fixed Charges
                             (dollars in thousands)

                                                                                                                        Proforma
                                                                                                                     ---------------
                               Two       Ten                                                                                 Three
                              Months    Months                                                Three Months Ended             Months
                              Ended     Ended                  Fiscal Year                   --------------------    Fiscal  Ended
                             Jan. 31,  Nov. 30,     -------------------------------------     Mar. 2,    Mar. 1,       Year  Mar. 1,
                               1993      1993       1994       1995       1996       1997       1997       1998        1997   1998
                               ----      ----       ----       ----       ----       ----       ----       ----        ----   ----
Pre-tax income from
 continuing operations       $2,637    $48,711    $56,090    $43,042    $24,773    $40,611   $ 6,352    $(18,512)    $ 6,495  $(652)
Fixed charges:
  Interest expense and
   amortization of debt
   discount and premium on
   all indebtedness           6,675     31,218     33,454     31,018     28,797     31,396    10,184      15,530     63,976   16,442
Rentals-33% (b)                 551      2,757      3,295      3,265      3,523      3,470       767       1,010      3,470    1,010
                            -------   --------   --------   --------   --------   --------   -------    --------    -------  -------
  Total fixed charges         7,226     33,975     36,749     34,283     32,320     34,866    10,951      16,540     67,446   17,452
                            -------   --------   --------   --------   --------   --------   -------    --------    -------  -------
Earnings before income
 taxes and fixed charges     $9,863    $82,686    $92,839    $77,325    $57,093    $75,477   $17,303    $ (1,972)   $73,941  $16,800
                           ========   =========  ========   ========   ========   =========  ========   =========   =======  =======
Ratio of earnings to fixed
 charges                       1.4x       2.4x       2.5x       2.3x       1.8x       2.2x      1.6x          (a)      1.1x     1.0x
                           ========   =========  ========   ========   ========   =========  ========   =========   =======  =======

(a) Earnings for the quarter ended March 1, 1998 were insufficient to cover fixed charges by $18.5 million.

(b) The precent of rent included in the calculation is a reasonable approximation of the interest factor in the Company's operating leases.